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                                                                    EXHIBIT 10.3

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                            ASSET PURCHASE AGREEMENT

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                                  B E T W E E N

                             AMI SEMICONDUCTOR, INC.

                                       AND

                             NANOAMP SOLUTIONS, INC.

                                September 8, 2006

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                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made the 8th day of September, 2006, between the following entities (the "parties"):

           AMI SEMICONDUCTOR, INC.,
           a corporation existing under the laws of the State of Delaware, (hereinafter referred to as "AMI Semi" or "Purchaser"),

           - AND -

           NANOAMP SOLUTIONS, INC.,
           a corporation existing under the laws of the State of Delaware, (hereinafter referred to as the "NanoAmp" or "Vendor".

THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1   DEFINED TERMS

For the purposes of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "AFFILIATE" means, in relation to any person, any other person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such person; provided, however, that (a) where one person controls another person, any other person controlled by the first such person shall be deemed to be an Affiliate of the second such person; and (b) any corporation in respect of which any person owns beneficially, directly or indirectly, not less than 50% of such corporation's voting securities, shall be deemed to be an Affiliate of such person (for purposes hereof, "control" means, in respect of any person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of equity securities or voting securities or by contract or otherwise);

      "ASSIGNED AGREEMENTS" has the meaning set out in Section 5.13;

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      "ASSIGNED CONTRACTS" has the meaning set out in Section 2.1(d);

      "ASSIGNED THIRD PARTY SOFTWARE LICENSES" has the meaning set out in
      Section 2.1(f);

      "ASSUMED LIABILITIES" has the meaning set out in Section 4.1;

      "BASE INVENTORY" means the Inventory held by the Purchased Business as of December 31, 2005, as derived from the unaudited financial statements of the Purchased Business as of December 31, 2005 and determined using GAAP consistently applied. Any non Medical Related Inventory that Vendor has that relates to a Product Family that Vendor has not sold in a bona fide transaction with a customer or used in manufacturing a product sold in a bona fide transaction with a customer since January 1, 2005 shall be valued at $0. The Inventory will be analyzed at the Product Family level and not at the part number level for this purpose. This calculation is set out in Section 3.5(b);

      "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in Pocatello, Idaho;

      "CASH ASSETS" means cash, and highly liquid short-term investments with original maturities of ninety (90) days or less, of the Vendor.

      "CLAIM" means any claim, action, demand, lawsuit or legal proceeding;

      "CLEANUP" means any investigation, containment, cleanup, removal or other remediation or corrective action;

      "CLOSING DATE" means such date that is no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article 10 but no later than September 30, 2006, or such later date as the parties may mutually agree;

      "CONTAMINANT" has the meaning set out in Section 5.10(l);

      "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

      "DESIGNATED KEY EMPLOYEES" means the employees of Vendor who are designated as key employees in Schedule 9.1;

      "DISABLING CODE" has the meaning set out in Section 5.10(l);

      "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date;

      "EFFECTIVE TIME INVENTORY" means the value of the Inventory held by the Purchased Business at the Effective Time determined using the same methodology and principles used in determining the Base Inventory. Any Non Medical Related Inventory that Vendor has that relates to a Product Family that Vendor has not sold in a bona fide transaction with a customer or used in manufacturing a product sold in a bona fide transaction with a customer since January 1, 2005 shall be valued at $0. The Inventory

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      will be analyzed at the Product Family level and not at the part number level for this purpose;

      "EMPLOYEE BENEFIT PLANS" means all employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of the Employees;

      "EMPLOYEES" means the employees of the Purchased Business.

      "ENCUMBRANCE" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

      "ENVIRONMENTAL LAWS" means all federal, municipal and local laws, ordinances, by-laws, codes, statutes, rules and regulations, orders, directives, decrees or judgments rendered by any Governmental Authority, relating to (i) the protection of the environment; (ii) pollution; (iii) the Release, threatened Release, Cleanup or manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances; or (iv) worker and public health and safety;

      "ENVIRONMENTAL PERMITS" means all licenses, permits, approvals, consents, certificates, registrations or other authorizations required under Environmental Laws;

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

      "ESCROW AGENT" means Wells Fargo Bank, N.A.;

      "EXCLUDED ASSETS" has the meaning set out in Section 2.2;

      "EXCLUDED LIABILITIES" has the meaning set out in Section 4.2;

      "FIRST PARTY CLAIM" has the meaning set out in Section 12.3;

      "GAAP" means generally accepted accounting principles in the United States as recommended from time to time by the Financial Accounting Standards Board or any successor institute.

      "GOVERNMENTAL AUTHORITY" means any national, federal, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body which has authority in respect of a particular matter or

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      any quasi-governmental body having the right to exercise any regulatory authority thereunder;

      "HAZARDOUS SUBSTANCES" means any substances, chemicals, materials or wastes that are toxic or hazardous or any pollutant or contaminant which is now or hereafter restricted, regulated, prohibited or penalized by any Environmental Laws; "Hazardous Substances" specifically includes asbestos-containing materials, radioactive materials and petroleum and its fractions;

      "INCREASED INVENTORY" means any Inventory is which included in the Inventory Adjustment to be paid by the Purchaser to the Vendor.

      "INCREASED NON-MEDICAL INVENTORY" means any Increased Inventory which is also Non-Medical Related Inventory.

      "INDEMNIFIED PARTY" means a person seeking indemnification as set out in
      Section 12.3;

      "INDEMNIFYING PARTY" means a person providing indemnification as set out in Section 12.3;

      "INDEMNITY ESCROW AGREEMENT" has the meaning set out in Section 3.2;

      "INDEMNITY ESCROW AMOUNT" means $1,000,000;

      "INDUSTRIAL MARKET" means semiconductors and sensors used in industrial electronics whose end-market applications include: (1) manufacturing system applications, including examples such as industrial process and control systems, fabrication, electronic packaging and assembly equipment;
      (2) security and energy management applications, including examples such as intrusion and fire-detection systems as well as building environmental controls; (3) test and measurement applications, including examples such as industrial monitoring and test electronics, analysis and calibration equipment, and industrial metering and mobile handset metering equipment; or (4) other industrial electronics applications, including examples serving the oil, agricultural, retail and construction industries, as well as electronic vending machines, scientific measuring and drilling equipment.;

      "INTELLECTUAL PROPERTY" means industrial and intellectual property, including all:

            (a) trade secrets, confidential information and confidential know-how, including all unpatented inventions, customer and supplier lists, formulae, processes, technology, inventor's notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

            (b)   copyrights, including all copyrights in the software;

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            (c)   industrial designs, design patents and other designs;

            (d)   integrated circuit topography rights;

            (e)   patents; and

            (f) trade-marks, including both registered and unregistered trade-marks and service marks, designs, logos, indicia, distinguishing guises, trade dress, trade names, business names, internet domain names, any other source or business identifiers and fictitious characters, and all goodwill associated with the foregoing, and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licenses, registered user agreements and other agreements relating to the foregoing;

      "INVENTORY" means, as of any date, all products, work in progress, and raw materials held by the Purchased Business collectively valued at the lower of cost or market in accordance with GAAP. For clarification purposes, Inventory will not include wafers in the foundry for which the Vendor has not been invoiced by its supplier as of the Effective Time;

      "INVENTORY ADJUSTMENT" means the difference between the Effective Time Inventory and the Base Inventory;

      "INVENTORY ADJUSTMENT PAYOR" has the meaning set out in Section 3.5(b).

      "LOSSES", in respect of any matter, means all Claims, demands, proceedings, losses, damages, obligations, liabilities, deficiencies, fines, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising, directly or indirectly, as a result of such matter, provided however that, notwithstanding anything herein to the contrary, the term "Losses" shall in no event include amounts recoverable as lost profits or based on a multiple of earnings, incidental damages, indirect damages, special damages, punitive damages or consequential damages (except to the extent that any such amounts or damages are included in any settlement amount or damages award to be paid by a party to a third party pursuant to the provisions of Article 12 of this Agreement);

      "OFFERED EMPLOYEES" has the meaning set out in Section 9.1;

      "MEDICAL MARKET" means semiconductors and sensors used in medical electronics whose end-market applications include examples such as cardiac rhythm management (CRM) applications,; continuous glucose monitoring applications and neurostimulation applications; as well as audiology applications, electronic surgical support equipment, irradiation equipment, medical imaging applications and therapeutic and patient monitoring applications;

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      "NON-MEDICAL RELATED INVENTORY" means Inventory intended for use in products primarily for sale outside of the Medical Market;

      "NON ASSIGNED THIRD PARTY SOFTWARE LICENSES" means licenses for any third party EDA tools, Made 2 Manage and Nehanet;

      "NON ASSIGNED SOFTWARE" means Nanofactory;

      "PERMITS" has the meaning set out in Section 5.14;

      "PERMITTED ENCUMBRANCES" means the Encumbrances described in Schedule 5.6;

      "PERSON" means an individual, firm, corporation, limited liability company, syndicate, partnership, trust, association, joint venture, unincorporated organization, Governmental Authority or other legal or business entity;

      "PREMISES" has the meaning set out in Section 5.8;

      "PRODUCT FAMILY" means a family of non-medical SRAM products with each family being comprised of SRAMs that have that same number of megabits (either 1, 2, 4,or 8 megabits) and that were designed and manufactured with the same base mask sets;

      "PURCHASE PRICE" has the meaning set out in Section 3.1;

      "PURCHASED ASSETS" has the meaning set out in Section 2.1;

      "PURCHASED BUSINESS" means the 6T memory business carried on by the Vendor prior to the Effective Time utilizing the Purchased Assets, consisting primarily of the design, development, marketing, manufacture and sale of five product lines (as defined hereunder) sold primarily (but not limited to) the Medical Market and the Industrial Market, including single-chip and multi-chip packaged and bare-die versions of (1) ultra-low power (ULP) SRAM application specific standard products, (2) customized ULP SRAM ICs,
      (3) System-on-Chips (SoCs) that include Vendor's ULP SRAM, (4) Serial RAM products and (5) embedded ULP SRAM intellectual property, excluding third party software including EDA tools, cash, and any bank debt or other financial liabilities;

      "RELEASE" means any release, spill, emission, discharge, disposal, dispersal, leaching or migration into the indoor or outdoor environment;

      "RETENTION ESCROW AGREEMENT" has the meaning set out in Section3.3;

      "RETENTION ESCROW AMOUNT" means $666,667;

      "RIGHTS" has the meaning set out in Section 8.7;

      "SYSTEMS" means: (a) all computer systems, hardware, equipment and peripherals and all computer software and files included in the Purchased Assets, including the Assigned Third Party Software Licenses; and (b) all process controls, environmental controls and

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      any other support systems included in the Purchased Assets which employs, stores or processes date/time information in electronic form, which are used by the Vendor in the operation of the Purchased Business as currently carried on by the Vendor and that are owned by the Vendor;

      "TAX" or "TAXES" means all taxes, charges, fees, levies or other assessments, including all income, capital, sales, use, transfer, goods and services, franchise, withholding, social security, payroll, premium, employment, health, education, excise, business, property or other taxes, customs duties, surtaxes, fees, assessments, assessments as required insurance (such as workers' compensation insurance), late filing or payment penalties, charges or governmental or statutory imposts of any kind whatsoever imposed by any Governmental Authority or other taxing authority, together with any interest, penalty, fine or other amount on, or in lieu of non-collection of, late payment of or otherwise in respect of, such taxes;

      "THIRD PARTY CLAIM" has the meaning set out in Section 12.3;

      "TIME OF CLOSING" means 10:00 a.m. (Pacific Standard Time) on the Closing Date, or such other time on the Closing Date as the parties may mutually determine;

      "TRANSFERRED EMPLOYEES" has the meaning set out in Section 9.3;

      "TRANSFERRED INTELLECTUAL PROPERTY" has the meaning set out in Section 5.10(b);

      "TRANSFERRED LEASED PROPERTIES" means the leased facilities of the Vendor that is listed on Schedule 2.1(b) hereto;

      "TRANSFERRED PERMITS" has the meaning set out in Section 2.1(l);

      "VENDOR EMPLOYEE PLANS" has the meaning set out in Section 9.3(a);

      "WARN ACT" has the meaning set out in Section 5.27.

1.2   CURRENCY

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.3   SECTIONS AND HEADINGS

The division of this Agreement into Articles, Sections and Schedules and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or the interpretation of this Agreement. Unless otherwise specified herein, any reference in this Agreement to an Article, Section or Schedule refers to the specified Article, Section of or Schedule to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular part, Article, Section or other provision hereof.

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1.4   RULES OF CONSTRUCTION

In this Agreement:

      (a) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

      (b) the words "include", "includes" and "including" means "include", "includes" or "including", in each case, "without limitation";

      (c) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

      (d) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced as of the date of this Agreement;

      (e) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule, the provisions contained in the body of this Agreement shall prevail;

      (f) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

      (g) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.5   ACCOUNTING PRINCIPLES

In this Agreement, accounting terms that are not defined herein shall be construed in accordance with GAAP.

1.6   ENTIRE AGREEMENT

This Agreement, together with the attached Schedules and the documents and instruments specifically contemplated to be entered into or delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral (including the nonbinding letter of intent dated April 10, 2006 and the binding letter of intent dated July 28, 2006, except with respect to the last paragraph of Section 1 of such binding Letter of Intent). There are no other conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the parties in connection herewith.

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1.7   TIME OF ESSENCE

Time shall be of the essence of this Agreement.

1.8   APPLICABLE LAW

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without reference to the conflict of laws principles thereof.

1.9   KNOWLEDGE

Where any matter is stated to be within the Vendor's knowledge in this Agreement, the Vendor shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that those senior managers of the Purchased Business listed in Schedule 1.9 would reasonably likely to have after reasonable inquiry. Where any matter is stated to be within Purchaser's knowledge in this Agreement, the Purchaser shall be deemed for purposes of this Agreement to have the knowledge of the relevant facts that those senior managers of the Purchaser listed in Schedule 1.9 would reasonably likely to have after reasonable inquiry.

1.10  AMENDMENT AND WAIVERS

No amendment or waiver of any provision of this Agreement shall be binding on a party hereto unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, and no waiver shall constitute a continuing waiver unless otherwise provided.

1.11  SEVERABILITY

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1   PURCHASED ASSETS

On the terms and subject to the conditions of this Agreement, the Vendor hereby agrees to sell, assign and transfer to the Purchaser and the Purchaser hereby agree to purchase from the Vendor, effective as of the Effective Time, all of the property and assets owned by the Vendor whether tangible or intangible and of every kind and description and wheresoever situate that are primarily related to, or primarily used by the Vendor with respect to, the Purchased Business, other than the Excluded Assets, including the following (collectively, the "PURCHASED ASSETS"):

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      (a)   Machinery and Equipment. The machinery, equipment, hardware, fixtures, furniture, furnishings, parts, supplies, accessories, tools and other fixed assets described in Schedule 2.1(a), which, for clarity, shall include, but not be limited to, all of the servers located at the Vendor's offices in California as of July 27, 2006;

      (b) Leases of Real Properties. All rights under the Transferred Lease Properties described in Schedule 2.1(b), together with all leasehold improvements relating thereto;

      (c) Inventories. All Inventory, parts, supplies, accessories, work in progress, and all prototype inventories held by the Purchased Business and owned by the Vendor as of the Effective Time but not including any Increased Inventory which is valued at zero ($0);

      (d) Agreements. All rights under leases of personal property, orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements and other Contracts not otherwise referred to in this Section 2.1, including the Contracts described in Schedule 2.1(f) (collectively, the "ASSIGNED CONTRACTS");

      (e) Intellectual Property. All Intellectual Property used in the Purchased Business, including all trade-marks, (other than the names "NanoAmp", "NanoAmp Solutions" and "Enable" and any derivatives thereof and all corporate symbols, logos and domain names associated therewith), copyrights, patents, industrial designs, licenses and agreements described in Schedule 2.1(e) provided, that certain Intellectual Property on Schedule 2.1(e-2) and the Non Assigned Software shall be licensed to the Purchaser by the Vendor, rather than purchased by the Purchaser; Effective as of the Effective Time, the Purchaser hereby grants Vendor a royalty free, transferable, perpetual, irrevocable, sublicensable, nonexclusive, worldwide, royalty-free, fully paid up license to Intellectual Property listed in Schedule 2.1(e-1); Effective as of the Effective Time, the Vendor hereby grants Purchaser a royalty free, transferable, perpetual, irrevocable, sublicensable, nonexclusive, worldwide, royalty-free, fully paid up license to Intellectual Property listed in Schedule 2.1(e-2) and the Non Assigned Software;

      (f) Third Party Software Licenses. Those third party software licenses described in Schedule 2.1(f), and all machine readable media containing copies of all source code, object code, data files, records and other information subject to or provided in connection with such third party software licenses and copies of all documentation, including documents setting out applicable license terms, operating procedures and error recovery procedures provided by third parties or prepared by the Vendor in connection with such third party software licenses (collectively, the "ASSIGNED THIRD PARTY SOFTWARE LICENSES"). The Assigned Third Party Software Licenses shall not include the Non-Assigned Third Party Software Licenses. Any amounts required to be paid for the transfer of any

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            Assigned Third Party Software Licenses will be the responsibility of the Purchaser;

      (g) Computer Hardware and Software. All computer hardware and software, including all rights under licenses and other agreements or instruments relating thereto that is in the possession or control of the Vendor;

      (h) Books and Records. All books and records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser), including customer lists, sales records, working papers and files, engineering notes diagrams and drawings relating to the Purchased Business, price lists and catalogues, sales literature, advertising material, data, production records, employee manuals, personnel records relating to the Transferred Employees, supply records, inventory records, all data and electronic data files relating to the Purchased Business used in connection with the Non Assigned Software, Made to Manage and Nehenet as well as any other software programs and tools used in the Purchased Business that is used in normal day-to-day operation of the Purchased Business, regardless of whether such software programs and tools are being transferred to the Purchaser under this Agreement, any historical data relating to the Purchased Business (which may be provided in hard-copy form and not as part of an electronic data file), and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored (collectively, the "BOOKS AND RECORDS");

      (i) Warranty Rights. All express or implied warranties, representations or guarantees made by suppliers furnishing goods (including the personal property and equipment referred to in Section 2.1(a) or services, including warranties, representations, guarantees or other obligations related to product support or maintenance;

      (j) Insurance Proceeds. All insurance proceeds received by the Vendor to the extent related to the Purchased Business or any Purchased Assets as a result of any damage or claim occurring between the date of this Agreement and the Closing Date and any rights, claims or causes of action existing or arising in respect of the Purchased Business or the Purchased Assets under the Vendor's insurance policies;

      (k) Claims. All claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind, to the extent pertaining to or arising out of the Purchased Assets or the Assumed Liabilities; and

      (l) Permits. The permits listed on Schedule 2.1(l) (the "TRANSFERRED PERMITS").

2.2   EXCLUDED ASSETS

The Purchased Assets shall not include any of the following property, assets, or rights (collectively, the "EXCLUDED ASSETS"):

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                                      -12-

      (a) Certain Current Assets. All Cash Assets and deferred tax assets of the Vendor.

      (b) Books and Records. All personnel records of the Vendor pertaining to the Employees who are not Transferred Employees and all other books and records that do not relate to the Purchased Business;

      (c) Corporate Records. All of the Vendor's corporate charters, stock ledgers, minute and record books;

      (d) Employee Plans. All rights in connection with, and all assets of, the Vendor Employee Plans;

      (e) Non-Assigned Contracts. Those Contracts set out in Schedule 2.2(e) including contracts for Non Assigned Third Party Software Licenses;

      (f) Goodwill. Goodwill and other intangibles relating to the Purchased Business, other than Intellectual Property and any other intangible rights of the Purchased Business under contract, purchase orders and the like;

      (g) Real Property. Other than the Transferred Leased Properties, all real property and any interest therein, including any Premises thereon, and any leasehold or real property license interests other than the Transferred Lease Properties described in Schedule 2.1(b);

      (h) Trademarks. Any rights to the name "NanoAmp", "NanoAmp Solutions" and "Enable", any derivatives thereof and all corporate symbols, logos and domain names associated therewith, provided that nothing herein should be construed as any admission by Purchaser that the words "NanoAmp" or "Enable" are subject to valid trademarks and, therefore, not freely useable in the market by Purchaser or others;

      (i) Rights under this Agreement. All rights of the Vendor under this Agreement, and the agreements, instruments and certificates delivered in connection with this Agreement, and all records prepared in connection with the transactions contemplated hereby;

      (j)   Excluded Liabilities. All rights relating to Excluded Liabilities;

      (k) Licenses and Permits. All government permits, registrations, certificates and other authorizations held by or granted to the Vendor;

      (l) Inventory. Any Increased Inventory which is valued at zero under this Agreement and any Increased Non-Medical Related Inventory which is resold to the Vendor pursuant to Section 3.5(c) of this Agreement;

      (m) Working Capital. All of Vendor's working capital including but not limited to accounts receivables, prepaid and other current assets, accounts payables and accrued liabilities as of the closing will remain with the Vendor; and

      (n)   Other Assets. The Non Assigned Software and assets listed on
            Schedule 2.2(n) hereto.

      (o) 65 nm Project. The 65 nm SRAM/embedded SRAM project which uses the 65 nm process technology (and no other technology from the Purchased Business except for the commercial 8 megabits design and database which will not be used for commercial sale by the Vendor and which,, for clarity, are part of the Intellectual Property being transferred to the Purchaser under this Agreement and will be licensed to Vendor for use solely in the 65 nm Project) including all services performed.

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1   PURCHASE PRICE

The consideration (the "PURCHASE PRICE") payable by the Purchaser to the Vendor for the Purchased Assets shall be cash in an amount of $21,000,000 in the aggregate subject to adjustment pursuant to Section 3.5. At the Time of Closing, Purchaser shall pay to Vendor the Purchase Price, with the following amounts subtracted:

      (a) the Indemnity Escrow Amount, which shall be paid into the escrow account referenced in Section 3.2;

      (b) the Retention Escrow Amount, which shall be paid into the escrow account referenced in Section 3.3; and

      (c) $3,000,000, which was previously paid by the Purchaser as a deposit towards the Purchase Price.

No less than five Business Days prior to the Closing the Vendor shall provide the Purchaser the wire transfer instructions for the Vendor's bank account. Payment shall be made at the Closing by means of wire transfer in immediately available funds in accordance with such wire transfer instructions.

3.2   INDEMNITY ESCROW

As security for the Vendor's indemnification obligations under this Agreement, the Purchaser shall withhold from the Purchase Price and pay the Indemnity Escrow Amount with the Escrow Agent. The Indemnity Escrow Amount shall be held by the Escrow Agent pursuant to the terms and conditions of the indemnity escrow agreement in the form attached hereto as Schedule 3.2 (the "INDEMNITY ESCROW AGREEMENT"), in a separate interest bearing escrow account. On the first anniversary of the Closing Date, the Escrow Agent shall release to Vendor the Indemnity Escrow Amount less (i) any amount paid prior to the first anniversary of the Closing Date by the Escrow Agent with respect to Claims of indemnity pursuant to Article 12 of this Agreement, and (ii) any amount claimed in any notice delivered pursuant to Section 12.3 of this Agreement with respect to Claims of indemnity that have not been resolved or satisfied as of the first anniversary of the Closing Date (the "UNRESOLVED CLAIMS"). As soon as all Unresolved Claims, if any, have been resolved, the Escrow Agent shall release to the Vendor the remaining portion of the Indemnity Escrow Amount not required to satisfy such Unresolved Claims. All interest accrued on the Indemnity Escrow Amount shall be paid to the Vendor pursuant to the terms of the Indemnity Escrow Agreement.

3.3   RETENTION ESCROW

At the time of closing, Purchaser shall withhold from the Purchase Price and deposit the Retention Escrow Amount with the Escrow Agent. The Retention Escrow Amount shall be held by the Escrow Agent in escrow pursuant to a retention escrow agreement in the form attached hereto as Schedule 3.3 (the "RETENTION ESCROW AGREEMENT") in a separate interest bearing escrow account. The Retention Escrow agreement will provide that one-half of the Retention Escrow Amount will be paid on the first anniversary of the closing to Transferred Employees who remain in the employ of a Purchaser or an Affiliate of Purchaser on the date specified in the Retention Escrow agreement for this payment and the other one-half will be paid on the second anniversary of the closing to those Transferred Employees who remain in the employ of a Purchaser or an Affiliate of Purchaser on the date specified in the Retention Escrow agreement for this payment. A Transferred Employee whose employment is terminated by the Purchaser or an Affiliate of Purchaser without cause will remain eligible for the Retention Escrow payments.

3.4   TAXES

      (a) The Vendor shall prepare and file, or cause to be prepared and filed with the appropriate authorities all Tax returns, reports and forms (collectively, "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Purchased Assets attributable to all times prior to the Effective Time (herein "Pre-Closing Tax Period"). The Purchaser shall prepare and file, or cause to be prepared and filed with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Purchased Assets attributable to all times subsequent to the Effective Time.

      (b) The Parties shall cooperate with each other to the extent reasonably requested and legally permitted in preparing the tax returns referred to in Section 3.4(a) immediately above for the period January 1, 2006 to December 31, 2006.

      (c) All sales taxes imposed in connection with the sale hereunder of the Purchased Assets shall be borne by the Purchasers. All transfer, documentary, use, registration, value-added, stamp duty and any similar Taxes and related fees (including interest, penalties and additions to Tax) imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by the party upon which such tax or duty is imposed by applicable law. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes and related fees.

3.5   INVENTORY ADJUSTMENT

      (a) Within 30 days after the Closing Date, the Vendor will provide the Purchaser with a calculation of the Effective Time Inventory and Base Inventory. The calculation of the Effective Time Inventory shall be prepared on the same basis and consistent with the same accounting standards, methods and policies used in compiling the Base Inventory. The Purchaser, acting reasonably, shall have 30 days to review and approve the calculation of the Effective Time Inventory and Base Inventory or to provide written notice to the Vendor of any objections of the Purchaser to the calculation of the Effective Time Inventory and Base Inventory. If, at the end of the 45 day period following the Vendor's delivery to the Purchaser of such calculations, the parties have not agreed on such calculations, then the calculation of the Effective Time Inventory shall be determined in writing (which determination shall be final, binding and not subject to appeal) by an independent nationally-recognized accounting firm selected by agreement between the parties within 5 days following the expiration of such 45 day period. Such accounting firm shall make such determination within 30 days of the engagement of such accounting firm by the parties. The costs and expenses of such accounting firm shall be borne by the party whose position with respect to the calculation of the Inventory Adjustment is furthest from such accounting firm's determination of the Inventory Adjustment.

      (b) If the Effective Time Inventory is more than the Base Inventory, the Purchaser shall pay the Vendor the Inventory Adjustment. If the Effective Time Inventory is less than the Base Inventory, the Vendor shall pay the Purchaser the Inventory Adjustment. The party obligated to pay the Inventory Adjustment hereunder ("the "INVENTORY ADJUSTMENT PAYOR") shall pay the Inventory Adjustment within 60 days of the Closing Date by wire transfer in immediately available funds in accordance with instructions to be provided by the party to be paid. In the event of a dispute between the parties as to the Inventory Adjustment calculation, the Inventory Adjustment Payor shall pay the undisputed amount within 60 days of the Closing Date and shall pay any remaining amount within fifteen (10) days of the determination by the accounting firm referenced in Section 3.5(a). The Inventory Adjustment Payor unconditionally and irrevocably guarantees in favour of the party to be paid the due and punctual payment of any amounts due and owing under this Section 3.5. This shall be a continuing, absolute and unconditional guarantee and shall not be subject to any set-off, counterclaim, violation or other diminution or any other provision of this Agreement.

      (c) The parties agree that if, the Purchaser has not been able to sell all of the Increased Non-Medical Inventory within the four-month period following the Closing Date, the Purchaser shall so notify the Vendor and the Vendor shall purchase any unsold portion of the Increased Non-Medical Inventory from the Purchaser for the same amount that the Purchaser paid to the Vendor for said unsold portion of the Increased Non-Medical Inventory. In such case, the Purchaser shall, at its expense, return the unsold portion of the Increased Non-Medical Inventory to the Vendor and the Vendor shall remit payment to the Purchaser within thirty days after said return. Purchaser agrees that to the extent that any orders it fills during the four month period specified above can reasonably be filled from Non-Medical Related Inventory, such sales will be considered sales of Increased Non-Medical Inventory for purposes of this Section 3.5(c).

                                    ARTICLE 4
                                   LIABILITIES

4.1   ASSUMPTION OF CERTAIN LIABILITIES BY THE PURCHASER

On the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume the obligations and liabilities of the Vendor (collectively, the "ASSUMED LIABILITIES") in connection with the Purchased Assets which accrue after the Effective Time under or in respect of: (a) the Assigned Contracts; (b) the Assigned Third Party Software Licenses; (c) the Lease Assignment and Assumption Agreement, and (d) those engineering production and inventory purchase commitments of Vendor set forth on Schedule 4.1 for which the services or products have not been received prior the Effective Time, (e) liability for analyzing RMA's received from customers and replacing products exhibiting manufacturing defects (but not including any liability for redesigning products to fix design errors) after the Effective Time even if the products in question were shipped by the Vendor prior to the Effective Time, (f) all obligations and liabilities arising on or after the Closing under or in respect of the Assigned Agreements, and (g) all obligations and liabilities relating to the Transferred Employees arising out of the Purchaser's employment of such Transferred Employees from and following the Closing.

4.2   EXCLUDED LIABILITIES

Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume, and the Vendor shall be solely responsible for, any liabilities of the Vendor other than the Assumed Liabilities and specifically the liabilities set out in Schedule 4.2 (collectively the "EXCLUDED LIABILITIES") including any engineering production and inventory purchase commitments of Vendor for which the services or products have been received prior the Effective Time.

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

      Subject to the disclosures set forth in the disclosure statement attached hereto (the "DISCLOSURE STATEMENT"), The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transaction described in this Agreement:

5.1   ORGANIZATION

The Vendor is a corporation duly incorporated and organized and validly existing under the laws of Delaware and has the corporate power to own or lease its property, to carry on the Purchased Business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder. The Vendor is duly qualified as a corporation to do business in all jurisdictions in which the Purchased Business is conducted.

5.2   AUTHORIZATION

This Agreement has been duly authorized, executed and delivered and is a legal, valid and binding obligation of the Vendor, enforceable against it by the Purchaser in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

5.3   NO OTHER AGREEMENTS TO PURCHASE

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Purchased Business.

5.4   NO VIOLATION

The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for do not and will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor or an Affiliate of the Vendor under: (i) any Assigned Contract or Assigned Third Party Software License with respect to the Purchased Assets to which the Vendor or an Affiliate of the Vendor is a party; (ii) any provision of its certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor; (iii) any agreements entered into by the shareholders of the Vendor; (iv) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor and that relates to the Purchased Assets; or (iv) any applicable law, statute, ordinance, by-laws, regulation or rule applicable to the Purchased Assets; or (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.5 SUFFICIENCY OF PURCHASED ASSETS

The Purchased Assets are sufficient to carry on the Purchased Business in substantially the same manner as the Purchased Business is carried on by the Vendor prior to the date hereof (with the exception of the Excluded Assets). All tangible Purchased Assets are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Purchased Business due to inadequate maintenance of any of the Purchased Assets.

5.6   TITLE TO PERSONAL PROPERTY

The Purchased Assets are owned beneficially by the Vendor with a good and marketable title thereto, free and clear of all Encumbrances other than those described in Schedule 5.6 (the "PERMITTED ENCUMBRANCES").

5.7   REAL PROPERTY LEASES

Except for the leases (the "LEASES") described in Schedule 5.7 relating to the real property that is used in the Purchased Business and leased by the Vendor (the "LEASED PROPERTY"), the Vendor is not a party to any other lease or agreement to lease in respect of any real property which is used in the Purchased Business, whether as lessor or lessee. Schedule 5.7 sets out the parties to the Leases, the dates of execution and expiry dates, any options to renew, any options to purchase, the locations of the leased lands and Premises and the rent and other charges payable thereunder. Except as described in
Schedule 5.7, the Vendor occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. The Leases are in good standing and in full force and effect, and neither the Vendor nor any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has provided to the Purchaser a true and complete copy of the Lease and all amendments thereto.

5.8   LEASED PROPERTY

To the knowledge of the Vendor, all buildings, structures, improvements and appurtenances situated on the Leased Property (collectively, the "PREMISES") are in good operating condition and in a state of reasonably good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Vendor has adequate rights of ingress and egress for the operation of the Purchased Business in the ordinary course. To the knowledge of the Vendor, none of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any material restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing to the knowledge of the Vendor:

      (a) the Leased Property and the Premises, the current uses thereof and the conduct of the Purchased Business comply with all regulations, statutes, enactments, laws and by-laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

      (b) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Property and the Premises or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor knows of no written notification having been given to them or to the Purchased Business of any such outstanding work being ordered, directed or requested, other than those which have been complied with;

      (c) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Property and the Premises at the request of the Vendor have been fully paid and satisfied and no person is entitled to claim a lien against the Leased Property or the Premises or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

      (d) there is nothing owing in respect of the Leased Property and the Premises by the Vendor or any Affiliate of the Vendor to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

      (e) no part of the Leased Property or the Premises has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced;

      (f) there are no Encumbrances which affect the Leased Property or the Premises;

      (g) the Leased Property and the Premises are fit for their present use, and there are no material or structural repairs or replacements which are necessary or advisable and, without limiting the generality of the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems which are necessary or advisable to permit the continued operation of the Purchased Business, and none of the Leased Property or the Premises is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated; and

      (h) there are no outstanding levies, charges or fees assessed against the Leased Property or the Premises by any public authority (including development or improvement levies, charges or fees).

5.9   INVENTORY

The Inventory relating to the Purchased Business do not include any items which are below standard quality or of a quality or quantity not useable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value. The Inventory levels of the Purchased Business have been maintained at such amounts as are required for the operation of the Purchased Business as previously conducted and as proposed to be conducted, and such Inventory levels are adequate therefor.

5.10  INTELLECTUAL PROPERTY

      (a) Schedule 2.1(f) lists all Contracts and amendments thereto which set forth the terms of the Assigned Third Party Software Licenses. The Assigned Third Party Software Licenses govern the Vendor's rights to assign the Assigned Third Party Software Licenses to the Purchaser.

      (b) The Intellectual Property described in Schedule 2.1(e) and 2.1(e-2) and the Assigned Third Party Software Licenses (collectively the "TRANSFERRED INTELLECTUAL PROPERTY") comprise all Intellectual Property required in order for the Purchaser to conduct the Purchased Business as currently conducted (with the exception of the Excluded Assets identified on Schedule 2.2(e)).

      (c) The Vendor is the beneficial owner of the rights which are to be conferred by the assignment of the Transferred Intellectual Property, free and clear of all Encumbrances and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey the Transferred Intellectual Property to the Purchaser.

      (d) All of the Transferred Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Transferred Intellectual Property. The Vendor has maintained or caused to be maintained the rights to Transferred Intellectual Property in full force and effect and, without limiting the generality of the foregoing, has registered or applied to register the Transferred Intellectual Property in certain jurisdictions, has paid all applicable fees under all Contracts, including the Assigned Third Party Software Licenses, for the Transferred Intellectual Property and for all the registrations and applications for registrations, and has renewed or made applications for renewal within the applicable renewal periods for all Contracts, including the Assigned Third Party Software Licenses, for the Transferred Intellectual Property.

      (e) Except as set forth in Schedule 5.10(e), the Vendor has not received any notice of any adverse claim or litigation and is not party to any litigation challenging the validity, ownership or enforceability of any of the Transferred Intellectual Property, or of the Vendor's right to use or assign the Transferred Intellectual Property to the Purchaser. The Vendor has no knowledge of any state of facts which casts doubt on the validity or enforceability of any of the Transferred Intellectual Property. Purchaser acknowledges that Vendor in making this representation has not conducted a patent search.

      (f) To the Vendor's knowledge, the Transferred Intellectual Property operates substantially in accordance with its specifications and documentation.

      (g) The conduct of the Purchased Business, as currently carried on by the Vendor, including the use of the Transferred Intellectual Property, to the Vendor's knowledge, does not infringe upon or breach the Intellectual Property, domestic or foreign, of any other person. The Vendor has not received any notice of any adverse claim or litigation that has not been withdrawn and is not party to any litigation alleging that the conduct of the Purchased Business, as currently carried on by the Vendor, infringes upon or breaches any Intellectual Property of any other person. The Vendor has no knowledge of any state of facts or event which would provide any other person with a reasonable basis for claiming that the conduct of the Purchased Business, as currently carried on by the Vendor, including the use of the Transferred Intellectual Property, infringes upon or breaches the Intellectual Property of that other person.

      (h) To the knowledge of the Vendor, there is no basis for any claim that the Vendor's Intellectual Property rights in the Transferred Intellectual Property are being or have been infringed or breached by any other person.

      (i) The Vendor has provided the Purchaser with true and complete copies of all Contracts, software, media and documentation comprising the Transferred Intellectual Property which is to be provided pursuant to the Assigned Third Party Software Licenses or this Agreement.

      (j) The assignment by the Vendor to the Purchaser of the Transferred Intellectual Property does not and will not violate any Contracts or invalidate any such Intellectual Property.

      (k) All the source code for the Assigned Third Party Software Licenses or the software included in the other Transferred Intellectual Property (other than mass-produced commercially available software) is subject to escrow arrangements that will permit the Purchaser to access such source code in the event of the applicable licensor's insolvency or failure or refusal to maintain or provide support for such software. Current copies of all source code, to the extent applicable, for the Transferred Intellectual Property have been appropriately recorded on machine readable media, clearly identified and are stored in a secure location subject to escrow arrangements in favor of the Purchaser. An accurate and current list identifying the location of all copies of source code, to the extent applicable, for the Transferred Intellectual Property and the terms of the escrow arrangements has been prepared and provided to the Purchaser.

      (l) The Systems owned by the Vendor and, to the Vendor's knowledge, the Systems licensed to the Vendor, including the Assigned Third Party Software Licenses, are free of any disabling codes or instructions (each, a "DISABLING CODE"), and any virus or other contaminant (each, a "Contaminant"), that may, or may be used to, access, modify, delete, damage or disable the Systems or that may result in damage thereto. The Vendor has taken reasonable steps and implemented all reasonable procedures to ensure that the Systems are free from Disabling Codes and Contaminants. The Vendor has in place appropriate disaster recovery plans, procedures and facilities and has taken all steps and implemented all procedures to safeguard the Systems and restrict unauthorized access thereto.

5.11  INSURANCE

The Vendor has maintained general liability and other insurance and such insurance coverage will be continued in full force and effect until and including the Effective Time. The Vendor is not in default with respect to any of the provisions contained in any such insurance policy. Schedule 5.11 lists all past or current insurance policies of the Vendor pursuant to which the Vendor continues to have any rights or ability to make claims.

5.12  NO EXPROPRIATION

No notice or proceeding in respect of an action by a Governmental Authority to expropriate any of the Purchased Assets has been given or commenced, and the Vendor is not aware of any intent or proposal to give any such notice or commence any such proceedings.

5.13  AGREEMENTS AND COMMITMENTS

The Assigned Contracts, Assigned Third Party Software Licenses, and Leases set forth on Schedules 2.1(d), 2.1(f) and 5.7 respectively (collectively, the "ASSIGNED AGREEMENTS") constitute all Contracts to which Vendor is a party with respect to the Purchased Business and all Contracts which are required for the operation of the Purchased Business in substantially the same manner as the Vendor currently conducts the Purchased Business (with the exception of the Excluded Assets). The Vendor has performed in all respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of any of the Assigned Agreements. All of the Assigned Agreements are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material default under any of the Assigned Agreements. The Vendor has provided to the Purchaser a copy of each Assigned Agreement.

5.14  COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

The Vendor has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees, franchises or other governmental authorizations, guidelines, policies or orders applicable to the Purchased Business and/or to the Purchased Assets. The Transferred Permits and the Non-Transferred Permits (collectively, the "PERMITS"), as set out in
Schedule 2.1(l) and Schedule 5.14, respectively, are all the (a) government permits; and (b) other approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) held by or granted to the Vendor which are applicable to the Purchased Business, the Leased Property, the Premises and/or the Purchased Assets, and there are no other material (i) government permits (including Environmental Permits), and (ii) other licenses, approvals, consents, registrations, certificates or authorizations (including Environmental Permits) necessary for the Purchaser to conduct the Purchased Business in substantially the same manner as the Vendor currently conducts the Purchased Business or to own or lease any of the Purchased Assets. Each Permit is valid, binding and in full force and effect, the Vendor is not in violation, default or breach of any Permit, and no proceeding is pending or, to the knowledge of the Vendor, threatened for violation of or to revoke or limit any Permit.

5.15  CONSENTS AND APPROVALS

There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority or any other person as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, authorizations, consents and approvals described in Schedule
5.15. Other than as set forth in Schedule 5.15, under any Contract to which the Vendor is a party or by which it or the Purchased Business is bound or the Purchased Assets are subject, there is no requirement to give notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement.

5.16  BOOKS AND RECORDS

The books and records to be delivered by the Vendor to the Purchaser pursuant to
Section 2.1(h) fairly and correctly set out and disclose in all material respects all of the information contained therein.

5.17  LITIGATION

There are no actions, suits or proceedings pending or affecting or, to the knowledge of the Vendor, threatened against the Vendor in respect of or affecting the Purchased Business, the Leased Property, the Premises or any of the Purchased Assets or any part thereof, at law or in equity or before or by any court, Governmental Authority, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor has no knowledge of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

5.18  NO LIABILITIES

There are no liabilities or commitments of the Vendor or its Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

5.19  ABSENCE OF CHANGES

Since December 31, 2005 the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:
(a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Purchased Business; (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets; (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice; (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor in relation to the Purchased Business or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice; (e) any labor trouble adversely affecting the Purchased Business or the Purchased Assets; (f) any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets; (g) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased Business in amounts exceeding $100,000 in each instance or $250,000 in the aggregate; (h) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Purchased Business in amounts exceeding $100,000 in each instance or $250,000 in the aggregate; (i) any general increase in the compensation of any Employee (including any increase pursuant to any Vendor Employee Plan or commitment), or any increase in any such compensation or bonus payable to any Employee, consultant or agent of the Purchased Business) or the execution of any Contract of employment with any Employee, or the making of any loan to, or engagement in any transaction with, any Employee in relation to the Purchased Business; (j) any capital expenditures or commitments relating to the Purchased Business or Purchased Assets in excess of $100,000 in the aggregate; (k) any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices higher than the current market prices;
(l) any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy any accepted order for goods or services; (m) any change in the accounting or tax practices followed by the Vendor; (n) any change adopted by the Vendor in its depreciation or amortization policies or rates; or (o) any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business. The Vendor will notify the Purchaser of any planned acquisitions or dispositions of assets belonging to or used by the Purchased Businesses that are greater than $100,000.

5.20  NON-ARM'S LENGTH TRANSACTIONS

With respect to the Purchased Business: (a) the Vendor has not since December 31, 2005, made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor or any Affiliate of any of the foregoing, except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business; and (b) except for Contracts of employment, the Vendor is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor or any Affiliate of any of the foregoing. To the knowledge of the Vendor, no officer of the Vendor and no entity which is an Affiliate of one or more of such individuals owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any company), or is an officer, or employee of, any person which is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; To the knowledge of the Vendor, no officer, director or shareholder of the Vendor and no entity which is an Affiliate of one or more of such individuals: (i) owns, directly or indirectly, in whole or in part, any property that the Vendor uses in the operation of the Purchased Business; or
(ii) has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under any Vendor Employee Plans.

5.21  TAX MATTERS

There are no actions, suits, proceedings, investigations or claims pending or to the knowledge of the Vendor, threatened against the Vendor in respect of Taxes, government charges or assessments, whether paid or unpaid, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments, whether paid or unpaid, asserted by any such authority which could result in a claim against or Encumbrance on any of the Purchased Assets or the Purchased Business. The Vendor has paid or caused to be paid all sales and use taxes incurred in connection with the Purchased Business. The Vendor has withheld from each payment made to any of its past or present employees, officers or directors of the Purchased Business, the amount of all taxes and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. There are no liens for Taxes on the Purchased Assets. None of the Purchased Assets is subject to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for federal income tax purposes.

5.22  NO COLLECTIVE BARGAINING CONTRACTS, ETC.

      (a) The Vendor has not (i) entered into any Contract with any labor union or employee association in respect of any of the employees employed by the Vendor in connection with the Purchased Business; or
            (ii) made any commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements in respect of any of the employees employed by the Vendor in connection with the Purchased Business.

      (b) To the Vendor's knowledge, there are no current attempts to organize or to establish any labor union or employee association in respect of any of the employees employed by the Vendor in connection with the Purchased Business and there is no certification of any such union with regard to a bargaining unit.

5.23  CUSTOMERS AND SUPPLIERS

Schedule 5.23 sets out the major customers of the Purchased Business (being those customers of the Purchased Business which in the aggregate account for more than 75% of sales for the period July 1, 2005 to June 30, 2006) and there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers. The Vendor has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

Schedule 5.23 also sets out the contracts under which the Vendor has sold products of the Purchased Business to customers during the last three (3) years. Copies of such contracts have been delivered to Purchaser.

5.24  PRODUCT WARRANTIES

Schedule 5.24 is a complete list of all express, written warranties given to purchasers of products or software supplied by the Vendor in connection with the Purchased Business.

5.25  ENVIRONMENTAL

      (a) The Purchased Business, and to the knowledge of the Vendor, the Leased Property and the Premises have been and are in compliance with all Environmental Laws.

      (b) The Vendor has not used or permitted to be used, except in compliance with all Environmental Laws, the Leased Property or the Premises to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

      (c) To the knowledge of the Vendor, there are no underground storage tanks, ozone-depleting substances or polychlorinated biphenyls in or on the Leased Property or the Premises and the Premises have not been and are not insulated with urea formaldehyde insulation or asbestos-containing material.

      (d) The Vendor is not responsible for any Cleanup or any other remedy or liability under any Environmental Laws in connection with the Leased Property, the Premises, the Purchased Assets or the Purchased Business. The Vendor has never received any formal or informal notice of, or been prosecuted for, non-compliance with any Environmental Laws, nor has the Vendor settled any allegations of any such non-compliance prior to prosecution. There are no written notices, orders or directions relating to environmental matters or other matters governed by Environmental Laws requiring, or notifying the Vendor that it is or may be responsible for, any work, repairs, construction or material capital expenditures to be made under Environmental Laws with respect to the Purchased Business, the Leased Property, the Premises or the Purchased Assets. The Vendor has never received a written claim or notice and otherwise has no knowledge of potential liability or actual liability, relating to any Cleanup at any off-site location arising out of the Vendor's or any other person's activities or operations at the Leased Property or the Premises.

      (e) The Vendor has not caused or permitted, nor, to the knowledge of the Vendor, has there been any Release of any Hazardous Substance on, in, around, from or in connection with the Leased Property or the Premises or the Purchased Business or any such Release on or from a facility which was previously owned or leased, or any such Release, to the Vendor's knowledge, on or from a facility owned or operated by any third party but with respect to which the Vendor in connection with the Purchased Business is or may reasonably be alleged to have liability.

      (f) All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Purchased Business or resulting from the operation of the Purchased Business have been disposed of, treated and stored by the Vendor in compliance with all Environmental Laws.

      (g) The Vendor has shown or provided to the Purchaser all documents in the Vendor's possession or under its control relating to compliance by the Vendor with or claims against the Vendor under Environmental Laws or to any other environmental or occupational health and safety matter in connection with the Leased Property, the Premises or the Purchased Business.

5.26  BROKERAGE

The Vendor has not retained any broker or finder in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by the Vendor.

5.27  WARN ACT

The Vendor either (i) is not and has not been an "employer" or has not engaged in any "plant closing" or "mass layoff" as such terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN ACT"), each within the 90 days prior to and including the Closing Date or (ii) has provided any notification required by the WARN Act or satisfied any severance liabilities, payroll sums and benefit amounts owed due to failure to provide such notice. Schedule 5.27 lists all employees that have suffered an "employment loss" as defined under the WARN Act in the 90 days prior to the Closing.

5.28  SOLVENCY

The Vendor is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of the Vendor exceeds the present fair saleable value of the Vendor's assets.

5.29  EMPLOYEE PLANS

The Vendor maintains for the benefit of current or former employees of the Purchased Business only those Employee Benefit Plans listed on Schedule 5.29. The Vendor is not now a contributing employer to any "multi-employer plan" as described in Section 4001(a)(3) of ERISA with respect to any employees of the Purchased Business. The Vendor has not been a contributing employer to any "multi-employer" plan with respect to employees of the Business in the past five years. Each and every pension plan (as defined in Section 3(1) of ERISA) maintained by the Vendor for the benefit of the employees of the Purchased Business has been issued a favorable determination letter with respect to its qualified status under Section 401(a) of the Code by the U.S. Internal Revenue Service, or an application for such a determination letter has been filed with the U.S. Internal Revenue Service within the requisite time period to allow the Vendor to make remedial amendments for such qualification purposes. With respect to employees of the Purchased Business resident in the United States, the Vendor is in compliance with the healthcare continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and proposed regulations issued by the U.S. Internal Revenue Service.

5.30  FULL DISCLOSURE

None of the representations and warranties of the Vendor contained herein and none of the information contained in the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information which has come to the attention of Vendor that has not been disclosed to the Purchaser in writing which could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchased Business or the prospects of the Purchased Business.

                                    ARTICLE 6
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the sale of the Purchased Assets:

6.1   ORGANIZATION

      The Purchaser is a corporation validly existing under the laws of the State of Delaware, has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2   AUTHORIZATION

      This Agreement has been duly authorized, executed and delivered by and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceedings may be brought.

6.3   NO VIOLATION

      The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under: (a) any provision of the certificate of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; (b) any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Purchaser; or (c) any applicable law, statute, ordinance, regulation or rule.

                                    ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contained in this Agreement and in all certificates delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and, notwithstanding such closing or any investigation made by or on behalf of the party entitled to the benefit thereof, shall continue in full force and effect for the benefit of the party entitled to the benefit thereof for a period of one year from the Closing Date. The covenants contained in this Agreement shall survive in accordance with their terms.

                                    ARTICLE 8
                                    COVENANTS

8.1   ACCESS TO THE PURCHASED BUSINESS AND PURCHASED ASSETS

Until the earlier of the termination of this Agreement and the Closing, the Vendor shall make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, shall provide the Purchaser with copies of all title documents, Assigned Agreements, financial information, policies, plans, reports, orders, Permits, books of account, accounting records and all other documents, information and data in the possession of the Vendor reasonably relating to the Purchased Business (provided that neither Vendor nor its representatives shall be required to disclose any attorney-client privileged information to the Purchaser). The Vendor shall provide the Purchaser and its authorized representatives reasonable access during normal business hours to the Purchased Assets, the Leased Property and the Premises. At the reasonable request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be reasonably necessary to permit any inspection of the Purchased Assets or to enable the Purchaser or their authorized representatives to obtain reasonable access to all files and records relating to any of the Purchased Assets maintained by a Governmental Authority or other public authority. At the Purchaser's request, the Vendor shall cooperate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

      (a)   Employees of the Purchased Business;

      (b) customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Purchased Business; and

      (c) the auditors, lawyers or any other persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Business or Purchased Assets (provided that neither Vendor nor its representatives shall be required to disclose any attorney-client privileged information to the Purchaser).

In particular, without limitation, to the extent permissible under the terms of the applicable Lease, the Vendor shall permit the Purchaser's representatives or consultants to conduct all such interviews, testing, inspections, audits and assessments in respect of environmental and occupational health and safety matters with respect to the Leased Property as may be reasonably required to satisfy the Purchaser in respect of such matters, and the Vendor shall reasonably cooperate in all respects therewith, including using commercially reasonable efforts to obtain any required or desirable consent or approval of the lessors of the Leased Property. The Vendor shall reasonably conduct, in cooperation with the representatives or consultants of the Purchaser, such physical review of the Purchased Assets as is necessary to confirm the values presented on the Financial Statements, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 8.1 shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder which shall continue in full force and effect as provided in Section 7.1 or in such other agreements, as the case may be.

8.2   DELIVERY OF BOOKS AND RECORDS

At the Time of Closing, the Vendor shall deliver to the Purchaser all the books and records described in Section 2.1(h) provided, however, that the Vendor shall be permitted to make, maintain and use a copy of such books and records solely for financial and tax reporting purposes and for the purpose of defending any claims made against the Vendor under this Agreement or in connection with the transactions contemplated hereby. Vendor shall treat said Book and Records as the Confidential Information of the Purchaser pursuant to the Confidential Disclosure Agreement by and between Purchaser and Vendor having an effective date of November 29, 2005. The Purchaser agrees to preserve the books and records so delivered for such period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the tax or other legitimate affairs of the Vendor, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

8.3   USE OF NAMES

As of the Closing Date, Vendor shall cease use of any trademarks, tradenames and product names associated with the Purchased Business or any similar trademarks, tradenames and products names (except for the names "NanoAmp", "NanoAmp Solutions" and "Enable" and their derivatives) and agrees that the Purchaser may use such trademarks, tradenames and product names or any variations thereof from and after the Effective Time. Nothing herein should be construed as any admission by Purchaser that the words "NanoAmp" or "Enable" are subject to valid trademarks and, therefore, not freely useable in the market by Purchaser or others. Further, the Purchaser, itself or through its Affiliates and distributors, shall be permitted to sell the Inventory as such Inventory is marked as of the Effective Time, even if such marking includes the names or trademarks referenced above.

8.4   CONDUCT OF PURCHASED BUSINESS PRIOR TO CLOSING

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

      (a) Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Vendor shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor shall not enter into any material Contracts with respect to the Purchased Business without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Vendor shall obtain the consent of the Purchaser prior to placing any purchase order that is more than $150,000 and prior to placing purchase orders that are more than $500,000 in the aggregate in any calendar month;

      (b) Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

      (c) Regulatory Consents. The Vendor shall use its commercially reasonable efforts to effect the assignment of the Transferred Permits described in Schedule 2.1(l) and to obtain, at or prior to the Time of Closing, any necessary consents or approvals from all appropriate federal, provincial, municipal or other governmental or regulatory bodies necessary to effect the transaction contemplated hereby;

      (d) Contractual Consents. The Vendor shall use its commercially reasonable efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 5.15;

      (e) Preserve Goodwill. The Vendor shall use its commercially reasonable efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Vendor shall use its commercially reasonable efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor;

      (f) Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

      (g) Corporate Action. The Vendor shall use its commercially reasonable efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose; and

      (h) Commercially Reasonable Efforts. The Vendor shall use its commercially reasonable efforts to satisfy the conditions contained in Section 10.2;

8.5   DELIVERY OF CONVEYANCING DOCUMENTS

The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

8.6   DELIVERY OF CLOSING DOCUMENTATION

      (a) The Vendor shall deliver to the Purchaser a certificate of status and two copies, certified by a senior officer of the Vendor as of the Closing Date, of its articles of incorporation and by-laws and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request.

      (b) The Purchaser shall execute and deliver or cause to be executed and delivered two copies of such documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

8.7   CONSENTS TO ASSIGNMENT

If any of the Purchased Assets or any claim, right or benefit thereunder (collectively, the "RIGHTS") is not by its terms assignable or transferable or is not assignable or transferable without the consent, approval or waiver of any person who is not a party hereto and such consent, approval or waiver has not been obtained at or prior to the Time of Closing, or the assignment or transfer thereof to the Purchaser would constitute a breach of any Contract, law, statute, ordinance, regulation, rule, judgment, decree or order, then the Vendor shall hold such Purchased Assets or Rights, as the case may be, and all benefits derived thereunder and therefrom in trust for the Purchaser subject to the performance by the Purchasers of all obligations related to such Purchased Assets. For a period of 1 year following the Closing, the Vendor shall continue to use its commercially reasonable efforts to obtain, where possible, as the Purchaser may direct, acting reasonably, any necessary consents, approvals or waivers to the assignment or transfer of the Purchased Assets or Rights, as the case may be, to the Purchaser following the Time of Closing. Until such consent, approval or waiver has been obtained or if it cannot be obtained, the Vendor shall continue to maintain the existence of the Purchased Assets or Rights, as the case may be, subject in each case to the Purchaser's performance of any obligations necessary to maintain such Rights, comply with the terms and provisions of the Rights, as agent for the Purchaser at the Purchaser's expense and for the benefit of the Purchaser, take all such actions and do or cause to be done all such things as the Purchaser may reasonably direct, at the Purchasers' expense, in order to preserve such Purchased Assets or Rights, as the case may be, and provide the benefits thereof to the Purchaser, including collecting and paying promptly to the Purchaser all monies payable under or in respect of such Purchased Assets or Rights, as the case my be, and enforcing at the request and expense of the Purchaser, or terminating at the direction of the Purchaser, any such Rights.

8.8   ACTION BY THE PURCHASER AND THE VENDOR

The Purchaser and the Vendor shall use its commercially reasonable efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets from the Vendor to the Purchaser, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the performance of each party's respective obligations hereunder and thereunder, and each party shall cause all necessary meetings of its board of directors (or any committee thereof) to be held for such purpose. Purchaser shall use its commercially reasonable efforts to satisfy the conditions contained in Section 10.3.

                                    ARTICLE 9
                                EMPLOYEE MATTERS

9.1   Offers of Employment

     The Purchaser will offer regular full time employment to those Employees who are listed on Schedule 9.1 (the "Offered Employees") and who are employees of the Purchased Business on the Closing Date in accordance with the terms and conditions of this Article 9 consistent with its then-existing employment practices. The employment offers for each Offered Employee will offer a base salary that is no less than salary of such Offered Employee as was represented to the Purchaser by the Vendor in April 2006. Purchaser agrees that the employment offers for those Offered Employees employed by the Vendor at the Leased Property will be for jobs located within 20 miles of the Leased Property where they presently work.

9.2   OFFERED EMPLOYEES

    (a) The Vendor acknowledges and confirms that Schedule 9.1 contains a complete and accurate list of the names of the Offered Employees, including the Designated Key Employees, as of the date hereof, together with the length of hire, title or classification of each such person, the rate of salary or hourly pay at the Vendor, any commission or bonus entitlements and any other remuneration payable by the Vendor to each such person as of such date and any Vendor planned wage increases up to and including the Closing Date.

    (b) The Vendor covenants and agrees to work with and provide all commercially reasonable assistance to the Purchaser in procuring the employment by the Purchaser of the Offered Employees.

    (c) The Vendor shall continue to employ each of the Offered Employees until the Closing Date except for any such employee who, at any time prior to the Closing Date is terminated for cause, voluntarily resigns, retires, or dies. The Vendor will not make any material changes in employment positions, levels or terms, including but not limited to compensation, benefits, bonus programs, or severance plans for any Employee without the Purchaser's written consent, which consent shall not be unreasonably withheld or delayed.

9.3   TRANSFERRED EMPLOYEES

    (a) Those Offered Employees who accept Purchaser's employment offers and are hired by the Purchaser or an Affiliate of the Purchaser on the Closing Date (the "TRANSFERRED EMPLOYEES") shall cease to accrue benefits under the Vendor's retirement, pension, vacation, bonus, incentive and all other Employee Benefit Plans (the "VENDOR EMPLOYEE PLANS") as of the Closing Date. The Transferred Employees shall participate in the retirement, pension, vacation, bonus, incentive and all other employee benefit plans of the Purchaser or the hiring Affiliate as of the Closing Date, to the extent that such plans exist in the country of employment, upon the same terms and conditions (including plan eligibility requirements) as current employees of the Purchaser or the hiring Affiliate participating in such plans. The effective date for such participation shall be the Closing Date, unless it is impractical, or not permitted under the applicable plan, for such participation to begin on that date, in which case such participation shall begin as soon after the Closing Date as is practicable or permitted. The Purchaser shall provide the Transferred Employees and their eligible dependents credit against any service and waiting period requirements under any of the Purchaser's employee benefit plans and the Purchaser shall ensure that such employee benefit plans shall not provide any pre-existing condition exclusions. The Vendor represents and warrants that
          Schedule 9.3(a) identifies the Vendor Employee Plans in which any of the Employees are entitled to participate.

    (b)   Vendor represents and warrants that:

           (i) Schedule 9.3(b) lists all Transferred Employees who have been absent continually from work for a period in excess of one month, as well as the reason for their absence;

           (ii) There are no complaints, claims or charges outstanding, or to the knowledge of the Vendor, threatened, nor are there any orders, decisions, currently registered or outstanding by any tribunal or agency against or in respect of the Vendor under or in respect of any employment litigation; and

           (iii) The Vendor is in material compliance with any applicable employment laws with respect to the Offered Employees.

9.4   EMPLOYEE ACCRUALS

The Vendor will pay all accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments arising with respect to the employment by the Vendor of any Employees through the Closing Date.

9.5   EMPLOYEE INFORMATION

The Purchaser shall report all wages paid and taxes withheld by the Purchaser from and after the Closing, and the Vendor shall report all wages paid and taxes withheld by the Vendor for the period ending with the Closing Date for the calendar year in which the Closing Date occurs.

9.6   TERMINATION OF EMPLOYEES.

The Vendor shall cause all Transferred Employees to be terminated immediately prior to the Closing. The Vendor shall have sole responsibility for compliance with the requirements of the WARN Act, as amended, and any other state, federal or local requirements with respect to any termination of employment of Employees in connection with the transactions contemplated by this Agreement.

9.7   NO HIRE; NO COMPETE.

Vendor agrees that neither it nor any subsidiary of the Vendor shall do anything to entice the Offered Employees to decline Purchaser's offer or to leave the employ of Purchaser or an Affiliate of Purchaser or offer to hire or employ or actually hire or employ any such Offered Employees for a period of three (3) years after the Date of the Closing unless the Offered Employees are terminated by the Purchaser or an Affiliate of the Purchaser. The Vendor agrees on behalf of itself and its Affiliates that, for a period of two years after the Date of Closing, neither it nor any of its Affiliates will, directly or indirectly, license or sell to any third party any products, services or intellectual property that compete with the products, services or intellectual property currently offered by the Purchased Business. The obligations of Vendor under this section shall apply without limitation in the Medical Market and, in the Industrial Market, shall be limited to the 6T memory business for process technology greater than 90nm. Notwithstanding the provisions of this section, Vendor may sell any Inventory which is returned to Vendor by Purchaser pursuant to Section 3.5 of this Agreement.

                                   ARTICLE 10
                              CONDITIONS OF CLOSING

10.1  MUTUAL CONDITIONS PRECEDENT

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the benefit of the parties (provided that no party may rely on the non-satisfaction or non-fulfilment of any such term or condition to the extent that such non-satisfaction or non-fulfilment resulted from any material misrepresentation or material breach of warranty or covenant hereunder by such party), to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, in writing by the parties):

      (a) No Action or Proceeding Regarding Completion of Transaction. No legal or regulatory action or proceeding shall be pending by any person to enjoin, restrict or prohibit the consummation of the transactions contemplated hereby;

      (b) No Action or Proceeding Regarding Carrying-on of the Purchased Business. No legal or regulatory action or proceeding shall be pending by any person which would enjoin, restrict, prohibit or adversely affect the Purchaser from carrying on the Purchased Business on or after the Closing Date in materially the same manner as the Vendor carried on the Purchased Business up to the Closing Date;

      (c) Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the parties to permit the consummation of the transactions contemplated hereby and to permit the Purchaser to conduct the Purchased Business after the Effective Time, including for clarity the expiration or termination of any requisite waiting period (and any extension thereof) applicable to the consummation of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any other applicable competition, merger, control, antitrust or similar law.

10.2  CONDITIONS OF CLOSING IN FAVOR OF THE PURCHASER

The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Purchaser to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of the Purchaser):

      (a) Representations and Warranties. The representations and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties had been made at and as of such time (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by a Purchaser, and a certificate of a duly authorized officer of each of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in the form reasonably agreed to by the counsel for the Vendor and the counsel for the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a duly authorized officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in the form reasonably agreed to by the counsel for the Vendor and the counsel for the Purchaser;

      (c) Consents. The Vendor shall have given or obtained the notices, consents and approvals described in Schedule 10.2(c), in each case in form and substance reasonably satisfactory to the Purchaser, with respect to all material agreements and shall have made commercially reasonable efforts to obtain assignments of the standalone indemnification letters listed on Schedule 10.2(c), provided that failure to obtain such assignments shall not constitute a failure of this condition;

      (d) No Damage. No material damage by fire or other hazard to Purchased Assets shall have occurred prior to the Time of Closing;

      (e) Legal Matters. All instruments and documents required to implement this Agreement, or instrumental thereto shall have been approved as to form and legality by the Purchaser's counsel, which approval shall not be unreasonably withheld or delayed;

      (f) Financial Statements. The Vendor shall have delivered to the Purchaser the unaudited financial statements for the Purchased Business for the period from January 1, 2006 through the nearest fiscal quarter completed prior to the Closing, such unaudited financial statements having been prepared in accordance with GAAP (except that such unaudited financial statements will not contain footnotes); and

      (g) Designated Key Employees. All of the Designated Key Employees and seventy-percent (70%) of the Offered Employees shall have accepted the Purchaser's offer of employment pursuant to Section 9.1 of this Agreement.

If any of the conditions contained in this Section 10.2, shall not be performed or fulfilled at or prior to September 30, 2006 to the satisfaction of the Purchaser, the Purchaser, by notice to the Vendor may terminate this Agreement and the obligations of the parties under this Agreement shall be terminated. In addition, the Purchaser may also bring an action pursuant to Article 12 against the Vendor for damages (other than consequential damages) suffered by the Purchaser if Vendor has either wilfully or negligently not performed or failed to fulfill prior to September 30, 2006 any of the following conditions: Section 10.2(a), 10.2(b), 10.2(e), and 10.2(f) suffered by the Purchaser.

10.3  CONDITIONS OF CLOSING IN FAVOR OF THE VENDOR

The sale and purchase of the Purchased Assets is subject to the following conditions for the exclusive benefit of the Vendor to be performed or fulfilled at or prior to the Time of Closing (which conditions may be waived, in whole or in part, by the written consent of the Vendor):

      (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Vendor, and a certificate of a duly authorized representative of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in the form agreed to by the counsel for the Vendor and the counsel for the Purchaser;

      (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of a duly authorized representative of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in the form reasonably agreed to by the counsel for the Vendor and the counsel for the Purchaser; and

      (c) Legal Matters. All instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by the counsel for the Vendor, which approval shall not be unreasonably withheld or delayed.

If any of the conditions contained in this Section 10.3 shall not be performed or fulfilled on or prior to September 30, 2006 to the satisfaction of the Vendor and the Vendor may, by notice to the Purchaser terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Article 12 against the Purchaser or for damages (other than consequential damages) suffered by the Vendor.

                                   ARTICLE 11
                     CLOSING DATE AND TRANSFER OF POSSESSION

11.1  PLACE OF CLOSING

The closing shall take effect at the Time of Closing via conference call, or at such other place or time as the parties may agree upon in writing.

11.2  TRANSFER

Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the Effective Time.

11.3  FURTHER ASSURANCES

From time to time subsequent to the Closing Date, each party covenants and agrees that at all times after the Closing Date, at the expense of the requesting party, it will promptly execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, from time to time may request be executed or done in order to evidence better or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby.

11.4  RISK OF LOSS

From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets which are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by Governmental Authority or other lawful authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by Section 10.2, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

                                   ARTICLE 12
                                 INDEMNIFICATION

12.1  INDEMNIFICATION BY THE VENDOR

The Vendor shall indemnify and save harmless the Purchaser, its successors and its or their directors, officers, shareholders, Affiliates, employees, and agents from and against any and all Losses suffered or incurred by such party as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Vendor or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any such breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 12.3 on or prior to the expiration of the survival period for such representation and warranty set out in Section 7.1);

      (b) any breach or non-performance by the Vendor any covenant to be performed by it which is contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

      (c) any liabilities, obligations or commitments of the Vendor (whether accrued, contingent or otherwise and whether or not determined or determinable) related to the Purchased Business, the Transferred Leased Properties, the Premises or the Purchased Assets, other than the Assumed Liabilities, existing at or prior to the Effective Time (including any liability or obligation of the Vendor that becomes a liability of the Purchaser under any common law doctrine of de facto merger or of successor liability);

      (d) any product liability claims, warranty claims or other claims with respect to the compliance with specifications or orders of any Vendor products sold by the Purchased Business or any services offered by the Purchased Business prior to the Effective Time, provided that the Purchaser agrees that, notwithstanding the foregoing, the Purchaser shall accept liability solely for analyzing RMA's received by customers and replacing products exhibiting manufacturing defects (but not including any liability for redesigning products to fix design errors) after the effective Time even if the products in question were shipped by the Vendor prior to the Effective Time;

      (e) any claims by any employees of the Purchased Business arising out of such employees' employment with the Vendor, including claims with respect to the Vendor Employee Plans;

      (f) any event occurring or any condition existing at or prior to the Effective Time relating to the Purchased Business, the Transferred Leased Properties, the Premises or the Purchased Assets which now or hereafter constitutes a violation of, or gives rise to any liability under, any Environmental Laws;

      (g) any Release of any Hazardous Substances in, on, under or from the Leased Property, the Premises or the Purchased Assets and whether by the Vendor or any other person prior to the Effective Time and for greater certainty, whether or not known at the Closing Date;

      (h) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor with respect to the transactions contemplated by this Agreement; and

      (i) any claim by a third party alleging that the Transferred Intellectual Property infringes an Intellectual Property right of such third party to the extent that the claim arises from activities occurring prior to the Time of Closing.

12.2  INDEMNIFICATION BY THE PURCHASER

      The Purchaser shall indemnify and save harmless the Vendor and its successors and its or their directors, officers, shareholders, Affiliates, employees and agents from and against any and all Losses suffered or incurred by such party as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by Purchaser of or any inaccuracy of any representation or warranty of Purchaser contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to a Purchaser in accordance with Section 12.3 on or prior to the expiration of the survival period for such representation and warranty set out in Section 7.1);

      (b) any breach or non-performance by Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, instrument or certificate delivered pursuant hereto;

      (c) any failure by Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities in a timely manner;

      (d) any claims by Transferred Employees employed by Purchaser or an Affiliate of Purchaser after the Effective Time relating to their employment with Purchaser or an Affiliate of Purchaser after the Effective Time, including claims with respect to any employee benefit plan of the Purchaser or and Affiliate of the Purchaser; and

      (e) any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of a Purchaser.

12.3  NOTICE OF CLAIM

In the event that any party (the "INDEMNIFIED PARTY") shall assert a First Party Claim or become aware of any Third Party Claim in respect of which another party (the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim asserted by a third person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim is asserted by the other party (a "FIRST PARTY

CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

      (a)   the factual basis for the Claim; and

      (b)   the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

12.4  FIRST PARTY CLAIMS

With respect to any First Party Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information and access to personnel as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to dispute resolution pursuant to the provisions of
Section 13.1.

12.5  THIRD PARTY CLAIMS

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in, but not control, the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf at its sole cost and expense, provided, that if the same counsel cannot represent both the Indemnifying Party and the Indemnified Party due to actual or potential conflict of interest that cannot reasonably be waived, then the Indemnifying Party shall be responsible for paying the reasonable expense of separate counsel to represent the Indemnified Party. The Indemnified Party shall not settle a claim or demand for which it seeks or may seek to be indemnified by any Indemnifying Party without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. If the Indemnifying Party, having elected to assume control of such defense, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defense, subject to the right of the Indemnifying Party at any time to re-assume control of the defense, and the amount of any such Third Party Claim (so long as it is a claim or demand in respect of which indemnification is available hereunder) or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement includes an unconditional release of the Indemnified Party.

12.6  COOPERATION

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnified Party will give the Indemnifying Party and its counsel prompt and reasonable access to the Indemnified Party's premises and relevant business records and other documents and all employees, counsel, accountants and other agents and representatives of the Indemnified Party necessary for the defense of the Third Party Claim. The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

12.7  INDEMNIFICATION THRESHOLD

No Claim shall be made pursuant to Sections 12.1 or 12.2 until the aggregate Losses suffered or incurred by the Indemnified Party in respect of all matters which could be the subject of such a Claim exceed $20,000, at which time the Indemnified Party may make Claims in respect of all Losses, including for greater certainty, the first $20,000 thereof.

12.8  COMPUTATION OF LOSSES

Any amount payable pursuant to this Article 12 shall be decreased to the extent
(i) the Indemnified Party recognizes a Tax Benefit as a result of a Loss (the Indemnified Party shall be deemed to recognize a tax benefit ("Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extend permitted by the relevant tax law and treating such Tax items as the last items claimed for any taxable year), (ii) of any insurance proceeds or contribution payments or other similar source of compensation received by the Indemnified Party or its Affiliates in respect of any Losses, (iii) of any indemnification proceeds received by the Indemnified Party or its Affiliates from an unrelated party in respect of any Losses. If any Indemnified Party is entitled to receive or receives any of the benefits specified in the prior sentence after an indemnification payment of the Indemnifiable Damages is made, the Indemnified Party shall notify the Indemnifying Party of such fact and promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had such benefit reduced the original indemnification payment.

12.9  EXCLUSIVITY AND LIMITATIONS ON LIABILITY

The provisions of this Article 12 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement (other than a claim for specific performance or injunctive relief) and/or for any of the other indemnifiable matters set forth in Sections 12.1 and 12.2, with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 12. Absent fraud or wilful misconduct, the aggregate liability of Vendor under this Agreement will be limited to 1 year from Closing and shall not exceed $4,000,000 and the Indemnity Escrow. Absent fraud or wilful misconduct, the aggregate liability of the Purchaser under this Agreement delivered pursuant hereto shall not exceed $5,000,000.

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1  DISPUTE RESOLUTION

In the event of any dispute relating to this Agreement, the parties shall first attempt in good faith to resolve any and all controversies or claims relating to such disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such disputes by either party. The representatives of the parties shall meet at a mutually acceptable time and place but within thirty
(30) calendar days of the written notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

13.2  ARBITRATION; WAIVER OF JURY TRIAL

      (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to this Agreement (collectively "DISPUTES"). Any party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below in this Section 13.2.

      (b) Any Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules & Procedures of JAMS (the "ARBITRATION ADMINISTRATOR"), as such rules shall be in effect on the Closing Date, except to the extent that such rules are inconsistent with this Section 13.2, in which case this Section shall govern.

      (c) The parties to a Dispute shall agree on a single arbitrator (the "ARBITRATOR"). The Arbitrator shall be selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration ("DEMAND") (or such other time period as the parties may agree), the Arbitration Administrator shall deliver a roster of ten names to the parties. Within seven (7) calendar days of service upon the parties of the list of names, each party may strike three (3) names and shall rank the remaining seven
            (7) arbitrator candidates in order of preference, from least to most preferred. The Arbitration Administrator will then appoint the remaining candidate with the highest composite ranking as the Arbitrator, or, in the event of a tie, the Arbitration Administrator will select an Arbitrator from among the tied candidates.

      (d) Unless otherwise mutually agreed to by the parties to a Dispute, the place of arbitration shall be Chicago, Illinois.

      (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes, and the Rules of the Arbitration Administrator shall, to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Rules do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 13.2. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

      (f) Unless otherwise mutually agreed to by the parties to a Dispute, each party shall allow and participate in discovery as follows:

            (i) Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the parties shall exchange complete reports on all information to be provided by the expert(s) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall depose the other party's experts, (3) the parties shall produce complete rebuttal reports, if any, no later than ten (10) days before the first day of the hearing; and (4) the parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.

            (ii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

      (g) The Arbitrator shall render an award within six (6) months after the date of appointment, and a condition of the arbitrator's appointment shall be commitment to comply with this six (6) month period. This period may be extended by mutual agreement of the parties. The award shall be accompanied by a written opinion setting forth the findings of fact, conclusions of law and reasoning relied upon by the arbitrator in reaching his or her decision. The arbitrator shall be bound by the provisions of this Agreement with respect to the type of Losses that are recoverable hereunder. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the applicable Rules of the Arbitration Administrator) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 13.2.

      (h) Either party to a Dispute may seek review of the award pursuant to the following procedure. Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure then in force. Arbitral review may be had as to any element of the award as allowed by such Procedures.

      (i) The arbitration provisions of this Agreement are to be performed in Chicago, Illinois . Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section 13.2, to review or confirm the award in arbitration shall be brought exclusively in a court of competent jurisdiction in Chicago, Illinois (the "ENFORCING COURT"). Any judgment of the Enforcing Court may be enforced by any sister court of competent jurisdiction. By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 13.3 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Subject to Article 12, the fees and expenses of the Arbitrator and Arbitration Administrator shall be borne equally by the parties if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances.

      (j) The parties agree that conduct and detailed content of any arbitration pursuant to this Section 13.2 shall be kept confidential and no party shall disclose to any person such information, except
            (i) to the extent that the party has a good faith commercial reason for disclosing such information to a third party who has agreed to keep such information confidential, and (ii) as may be required by law or by any governmental authority or for financial reporting purposes in each party's financial statements. Nothing in this subsection shall prevent a party from disclosing the existence and high level nature of the dispute and the fact that it is being arbitrated.

      (k) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

13.3  NOTICES

      (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

            (i)   if to Purchaser:

                  AMI Semiconductor, Inc.
                  2300 Buckskin Road
                  Pocatello, Idaho
                  U.S.A. 83201

                  Attention: Darlene Gerry, Senior Vice President and General
                             Counsel
                  Facsimile No.: (208) 234-6035

                  With a copy to:

                  AMI Semiconductor, Inc.
                  2300 Buckskin Road
                  Pocatello, Idaho
                  U.S.A. 83201

                  Attention: David Henry, Senior Vice President and CFO Facsimile No.: (208) 234-6841

            (ii)  if to Vendor:

                  NanoAmp Solutions, Inc.
                  1371 McCarthy Blvd.
                  Milpitas, CA 95035

                  Attention:  Robert Shen, CEO
                  Tel: (408) 605-8958
                  Fax: (408) 240-8753

      (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing or, if couriered overnight, on the next following Business Day; provided, however, that, if at the time of mailing or within three Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of telecopier as aforesaid.

      (c) Either party may change its address for service at any time by giving notice to the other party in accordance with this Section 13.3.

13.4  CONSTRUCTION

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

13.5  PUBLIC ANNOUNCEMENT

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

13.6  EXPENSES

Except as otherwise provided herein, each party shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by it and its Affiliates, respectively, in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby, and the post-Closing transition of the Purchased Business and the Transferred Employees to the Purchaser. The Vendor will reasonably cooperate with the Purchaser with respect to the transition of the Purchased Business to the Purchaser.

13.7  SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

13.8  COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                        AMI SEMICONDUCTOR, INC.

                                        by  /s/ David A. Henry
                                            ------------------------------------
                                            Name: David A. Henry
                                            Title: Senior Vice President & CFO

                                        NANOAMP SOLUTIONS, INC.

                                        by  /s/ Robert Shen
                                            -----------------------------------
                                            Name: Robert Shen
                                            Title: CEO